Exhibit 99.1

              First Cash Financial Services Reports 25% Increase in
    Second Quarter Earnings Per Share; 27 New Stores Opened to Date in 2004


    ARLINGTON, Texas, July 15 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended June 30, 2004. Based on the positive impact of these results and projected trends for the remainder of 2004, the Company confirmed its estimate that fiscal 2004 earnings per share will be at the upper end of the previously forecast range of $1.17 to $1.22 per share, which represents an increase of 21% to 26% over 2003 results.


     Earnings
     -- Diluted earnings per share for the quarter ending June 30, 2004 were $0.25. This represents an increase of 25% compared to $0.20 diluted earnings per share for the second quarter of 2003.
     -- Net income for the second quarter was $4.2 million. This represents a 40% increase over second quarter 2003 net income of $3.0 million.
     -- For the six months ended June 30, 2004, diluted earnings per share were $0.55, an increase of 25% compared to $0.44 for the comparative period in 2003.
     -- Year-to-date net income was $9.4 million, compared to $6.5 million for the first half of 2003, which represents a 45% increase.
     -- For the trailing twelve months ended June 30, 2004, diluted earnings per share from continuing operations were $1.08, an increase of 27% over $0.85 for the trailing twelve months ended June 30, 2003.

     Revenues
     -- Total revenues for the second quarter were $40.3 million, compared to $33.4 million for the same quarter of 2003, an increase of 21%. Year-to-date revenues were $82.2 million, up from $67.7 million in the comparative period last year, which represents a 21% increase.
     -- Same store revenues for the second quarter of 2004 increased by 10% over the comparable prior-year period. For the six months ending June 30, 2004, same store revenues increased by 9% compared to the same period last year.
     -- Non-retail sales of scrap jewelry merchandise increased from $2.2 million in the second quarter of 2003 to $3.0 million in the second quarter of 2004.

     Growth and Operating Metrics
     -- The Company added 13 new stores during the second quarter, bringing the year-to-date store openings to 27 for the first half of 2004.
         The Company opened 22 stores in the first half of 2003.
     -- As of June 30, 2004, the Company's total store count was 260. This represents a 23% increase over the unit count from one year ago. In addition, the Company has 40 financial services kiosks located inside convenience stores.
     -- Total receivables from pawn loans and short-term advances increased 26%, from $32.1 million at June 30, 2003 to $40.3 million at June 30, 2004.
     -- Profit margins on total merchandise sales, both retail and non-retail, for the second quarter of 2004 were 43%, compared to 42% margins during the same quarter a year ago. Retail merchandise margins, which do not include bulk jewelry scrap sales, were 46% during the second quarter, which was consistent with the prior year.
     -- Net bad debt expense on short-term advances was significantly improved over the prior year. The net expense as a percentage of short-term advance service charges decreased from 21% for the first six months of 2003 to 18% for the first half of 2004.
     -- The operating margin, calculated based on income before taxes as a percentage of revenues, was 16.8% for the quarter, compared to 14.7% for the same period of 2003. For the six months ended June 30 the operating margin improved from 15.5% in 2003 to 18.2% in 2004.

     Financial Position & Liquidity
     -- As of June 30, 2004, total stockholders' equity was $137 million. This compares to June 30, 2003, when total stockholders' equity was $98 million.
     --  Total equity was 9.7 times total liabilities at June 30, 2004.
     -- The company had no outstanding interest-bearing debt after February 2004.
     -- Current assets exceeded current liabilities by a ratio of 10.8 to 1 at June 30, 2004. Included in current assets was approximately
         $8 million of invested cash reserves.

     2004 Outlook
     -- Management previously forecast diluted earnings per share in a range of $1.17 to $1.22 (split-adjusted) for 2004. Based on the results of the first half and expected trends for the remainder of the year, the Company projects that 2004 earnings will be at the upper end of the forecast range.
     -- With 27 new stores opened through June 30 and a significant number of new sites under lease and in the construction pipeline, the Company is on target to open a total of at least 50 stores during 2004, consistent with earlier forecast numbers. The Company expects to continue to fund its aggressive expansion through operating cash flow. All pre-opening costs and start-up losses are expensed as incurred.

    Commentary & Analysis

    Rick Powell, Chairman and Chief Executive Officer of First Cash Financial Services, commented on the Company's operating results, "Our second quarter results were outstanding as we again attained record levels of revenues and profitability. The strength and consistency of the Company's financial performance is tremendously exciting -- this marks First Cash's 14th consecutive quarter of double-digit EPS growth. These results reflect the success of our expansion strategy and our focus on day-to-day operating fundamentals."

    The Company's growth continues to be fueled by openings of both new pawn stores and check cashing/short-term advance stores. Of the 260 current First Cash locations, a total of 126, or almost 50%, have been open for 36 months or less, an almost doubling of the store count over the three-year period. According to Mr. Powell, "We are very pleased with the success of our new stores, and importantly, management continues to identify and develop many new locations, primarily in proven expansion markets such as Texas and Mexico. With 27 new stores already opened in the first half of 2004, the Company is well on track to meet or exceed its goal of opening at least 50 new stores during the year."

    The contributions of new stores are again a significant factor in First Cash's revenue and profitability growth for the current year. Same-store revenue growth contributed significantly to these increases. Looking ahead, management notes that pawn and short-term advance balances as of June 30, 2004 are at record levels, including those at the Company's more mature stores.
The Company anticipates further significant continued growth from stores it opened in 2001, 2002 and 2003.

    The Company continues to exceed its targeted performance metrics. With a margin of 46%, second quarter retail (non-scrap) gross profits were again at record levels for First Cash. Net bad debt expense on short-term advances continues to trend at lower levels compared to 2002 and 2003. The Company tightly controls its other operating expenses as evidenced by the continued significant improvement in the operating margin. Mr. Powell stated, "We attribute these positive results to our focus on key operating fundamentals such as loan-to-value ratios, inventory optimization and collections management. This focus is further leveraged by our significant investments in information technology systems and training programs. In addition, the Company's controlled expansion strategy has allowed it to create greater economies of scale within the administrative support functions."

    Even with the significant growth, First Cash continues to strengthen its balance sheet and overall financial position. The Company has no outstanding debt and all expansion and loan receivable growth is being funded from operating cash flows. Because it is debt free, the Company expects to see little, if any, negative impact from rising interest rates on its profitability and key performance metrics. Total stockholders' equity at June 30, 2004 was $137 million, an increase of almost $40 million, or 40%, since June 30, 2003.

    In accordance with a new accounting pronouncement related to variable interest entities, the consolidated financial statements for the first six months of 2004 include the revenues, operating expenses and balance sheet accounts of Cash & Go, Ltd., the Company's 50% owned joint venture, which owns and operates financial service kiosks located inside convenience stores. For the three-month and six-month periods ended June 30, 2004, Cash & Go, Ltd. had revenues of $1,450,000 and $2,873,000, respectively. Total short-term advance receivables, including accrued interest, of Cash & Go, Ltd. at June 30, 2004 were $1,590,000. The operating results of Cash & Go, Ltd. were accounted for using the equity method during the comparable first half period of 2003.

    In summarizing the first half results and expectations for the balance of 2004, Mr. Powell said, "We remain excited about every aspect of our operations. We are rapidly opening new stores and they are quickly becoming profitable. With our strong balance sheet, we are well-positioned to fund significant future growth with limited financial risk. Given our track record of consistent performance, our disciplined growth formula, and our solid financial position, we believe strongly that the market will continue to reward our shareholders with increased value as we move forward."


    Business Description

    First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing/short-term advance stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, and provide short-term loans, check cashing and other financial services. The Company currently owns and operates over 260 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 financial services kiosks located inside convenience stores. First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS" and it is a component company in the Russell 2000 Index.

    First Cash was recently ranked 25th by Fortune Small Business magazine on the "FSB 100: America's Fastest-Growing Small Public Companies." In addition, First Cash has been recognized for two consecutive years by Forbes magazine as one of the "200 Best Small Companies." The 2003 ranking, which is based on a combination of profitability and growth performance measures over the most current one and five year periods, placed First Cash 73rd out of 3,500 companies evaluated by Forbes.


    Forward-Looking Statements

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the earnings per share discussion, the expectations of revenue growth and increased profitability, the expectation for additional store openings, and the expectation for future operating cash flows. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.



                        SELECTED OPERATING INFORMATION


    The following table details store openings and closings for the three and six-month periods ended June 30, 2004:


                             Quarter Ended            Six Months Ended
                             June 30, 2004              June 30, 2004
                             Check Cashing/             Check Cashing/
                              Short-term                  Short-term
                         Pawn   Advance   Total     Pawn   Advance    Total
                        Stores   Stores   Stores   Stores   Stores   Stores

    Beginning of
     period count         170      77       247      160      75       235

    New stores opened      10       3        13       22       5        27

    Closed stores         ---     ---       ---       (2)    ---        (2)

    Store count at
     June 30, 2004        180      80       260      180      80       260

    For the quarter and six months ended June 30, 2004, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above chart. No kiosks were opened or closed during the six-month period ended June 30, 2004.


                         CONDENSED INCOME STATEMENTS

                              Quarter Ended             Six Months Ended
                           June 30,     June 30,      June 30,     June 30,
                              2004         2003         2004         2003
                                               (unaudited)
                                 (thousands, except per share amounts)

    Revenues:
      Merchandise sales      $18,626      $15,550      $39,097      $32,703
      Service charges         20,683       16,923       40,820       32,936
      Check cashing fees         723          667        1,633        1,439
      Other                      286          278          618          584
                              40,318       33,418       82,168       67,662
    Cost of goods sold        10,657        8,978       22,727       19,325
    Operating expenses        17,666       14,914       33,905       28,825
    Interest expense             ---          122           43          304
    Interest income              (18)        (151)         (32)        (334)
    Depreciation                 988          686        1,909        1,348
    Administrative expenses    4,250        3,962        8,662        7,696
                              33,543       28,511       67,214       57,164
    Income before income
     taxes                     6,775        4,907       14,954       10,498

    Provision for income
     taxes                     2,529        1,906        5,530        3,999
    Net income                $4,246       $3,001       $9,424       $6,499
    Net income per share:
      Basic                    $0.26        $0.22        $0.60        $0.49
      Diluted                  $0.25        $0.20        $0.55        $0.44

    Earnings per share amounts reflect the Company's three-for-two stock split on April 6, 2004.


                           CONDENSED BALANCE SHEETS

                                                            June 30,
                                                      2004           2003
                                                          (unaudited)
                                                         (in thousands)

    ASSETS:
      Cash & cash equivalents                        $20,083        $12,511
      Pawn receivables, including accrued interest    25,837         20,858
      Short-term loan receivables, including
       accrued interest                               14,503         11,274
      Inventories                                     16,471         13,248
      Prepaid expenses and other current assets        1,114            523
      Income taxes receivable                          3,044            457
        Total current assets                          81,052         58,871
      Property & equipment, net                       16,104         12,454
      Goodwill                                        53,237         53,194
      Receivable from Cash & Go, Ltd.                    ---          5,155
      Other                                              739            537
                                                    $151,132       $130,211

    LIABILITIES & STOCKHOLDERS' EQUITY:
      Accounts payable and other current liabilities  $7,524         $9,974
        Total current liabilities                      7,524          9,974
      Revolving credit facility                          ---         17,000
      Deferred income taxes payable                    6,555          5,524
        Total liabilities                             14,079         32,498
    Stockholders' Equity                             137,053         97,713
                                                    $151,132       $130,211


SOURCE  First Cash Financial Services, Inc.
    -0-                             07/15/2004
    /CONTACT: Rick Wessel, President, or Doug Orr, Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-460-3947, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /
    (FCFS)

CO:  First Cash Financial Services, Inc.
ST:  Texas
IN:  FIN REA
SU:  ERN ERP